Contact:  Jillian Bartley at LANB, 505-954-5425, jillianb@lanb.com
Date:  August 10, 2018
FOR IMMEDIATE RELEASE: Trinity Capital Corporation Announces Second Quarter 2018 Earnings

Los Alamos, NM, August 10, 2018 -- Trinity Capital Corporation (OTCQX: TRIN) ("TCC" or "the Company"), the parent company of Los Alamos-based Los Alamos National Bank ("LANB" or the "Bank"), today reported unaudited results for the three and six months ended June 30, 2018.  The Company reported net income available to common shareholders for the three months ended June 30, 2018 of $4.3 million, or $0.22 per basic and diluted common share, compared to net loss available to common shareholders of $1.6 million, or $(0.09) per basic and diluted share, for the three months ended June 30, 2017.  The Company reported net income available to common shareholders for the six months ended June 30, 2018 of $6.0 million, or $0.30 per basic and diluted common share, compared to net loss available to common shareholders of $2.9 million, or $(0.19) per basic and diluted common share for the six months ended June 30, 2017.  Total loans have increased $16.8 million for the six months ended June 30, 2018.  While total deposits have decreased $4.4 million for the six months ended June 30, 2018, which was primarily due to the $10.2 million partial redemption of our trust preferred securities, we have seen an increase in our core deposits (which include demand deposits, NOW, money market deposits, and savings deposits) of $12.6 million for the six months ended June 30, 2018.

"We are pleased with our second quarter results. This year reflects a proof of concept based on a significant amount of effort by management, our entire team and the board of directors to return our Company to profitability with a renewed focus on our shareholders, customers, employees, and the communities that we serve." said John Gulas, President and CEO of the Company.

Balance Sheet - Total assets declined $5.7 million from December 31, 2017 to $1.3 billion as of June 30, 2018.  During the six-month period ended June 30, 2018, interest-bearing deposits with banks decreased $18.8 million and investment securities available for sale decreased $13.6 million, but were partially offset by an increase in loans of $16.8 million and loans held for sale of $7.2 million.  During the same period total liabilities decreased to $1.2 billion, a decrease of $5.6 million, primarily due to a decrease in junior subordinated debt of $10.2 million as a result of the partial redemption of our trust preferred securities and a decrease in deposits of $4.4 million, partially offset by an increase in short-term borrowings of $16.9 million.  Stockholders' equity (excluding stock owned by the ESOP) increased $619 thousand to $100.2 million as of June 30, 2018 compared to $99.6 million as of December 31, 2017 primarily due to the year-to-date earnings and partially offset by the increase in accumulated other comprehensive income due to the decrease in market value on the available for sale securities portfolio.

Condensed Consolidated Income Statement:

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	$ Change	2018	2017	$ Change
	(in thousands except for per share data)
Interest Income	$11,284	$11,563	$(279)	$22,099	$22,953	$(854)
Interest Expense	899	1,076	(177)	2,151	2,291	(140)
Net interest income	10,385	10,487	(102)	19,948	20,662	(714)

Provision	(700)	(1,000)	300	(480)	(970)	490

Non-interest income	3,704	2,098	1,606	6,059	5,168	891

Non-interest expense	9,408	12,886	(3,478)	19,221	26,801	(7,580)

Net income before taxes	5,381	699	4,682	7,266	(1)	7,267
Income taxes	1,083	2,303	(1,220)	1,276	2,089	(813)
Net income	4,298	(1,604)	5,902	5,990	(2,090)	8,080

Dividends & discount accretion on preferred shares	-	-	-	-	770	(770)

Net income available to common shareholders	$4,298	$(1,604)	$5,902	$5,990	$(2,860)	$8,850

Capital - The Company exceeded its regulatory capital requirements at June 30, 2018 with Tier 1 leverage ratio, common equity Tier 1 risk-based capital ratio, Tier 1 risk based capital ratio, and total risk-based capital ratio of 10.7687%, 12.9959%, 15.9007%, and 17.1521%, respectively.  The Bank's capital ratios fell into the category of "well-capitalized" at June 30, 2018 with Tier 1 leverage ratio, common equity Tier 1 risk-based capital ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio of 10.3255%, 15.2494%, 15.2494%, and 16.5003%, respectively.

About Trinity Capital Corporation and Los Alamos National Bank

Trinity Capital Corporation is the parent company of LANB.  LANB is one of the largest locally-owned banks in New Mexico with current assets of more than $1.2 billion. Through the responsive work of over 200 professional employees, LANB is proud to offer a full range of banking services with the highest degree of customer service to businesses and residents in Northern New Mexico and the Albuquerque metro area. A true community bank with six full-service locations, LANB ranks as one of the top mortgage providers in the state. LANB has been voted one of the Best Banks in Santa Fe by the readers of the Santa Fe Reporter for the past twelve years. LANB was the first corporation in New Mexico, as well as the first and only bank in the nation, to earn the prestigious Malcolm Baldrige National Quality Award. Founded in 1963, LANB is headquartered in Los Alamos, New Mexico. For more information visit LANB.com or call 505-662-5171.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of TCC's goals and expectations, and (ii) statements preceded by, followed by, or that include the words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," "projects," "outlook" or similar expressions. These statements are based upon the current belief and expectations of TCC's management team and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond TCC's control). Although TCC believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, TCC can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by TCC or any person that the future events, plans, or expectations contemplated by TCC will be achieved. Additional factors that could cause TCC results to differ materially from those described in the forward-looking statements can be found in TCC's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC's website (http://www.sec.gov). All subsequent written and oral forward-looking statements attributable to TCC or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Forward-looking statements speak only as of the date they are made, and TCC does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.